EXHIBIT 8.1

SULLIVAN & CROMWELL LLP

FORM OF OPINION

[                        ], 2006

First Community Bancorp,

120 Wilshire Blvd.,

Santa Monica, CA 90401.

Ladies and Gentlemen:

We have acted as counsel to First Community Bancorp, a California corporation (“First Community”), in connection with the planned merger (the “Merger”) of Community Bancorp Inc., a Delaware corporation (“Community Bancorp”), with and into First Community, pursuant to the Agreement and Plan of Merger (the “Agreement”), dated as of May 15, 2006, by and between Community Bancorp and First Community as described in the joint proxy statement and prospectus of First Community and Community Bancorp (the “Prospectus/Proxy Statement”), which is part of the Registration Statement on Form S-4 of First Community filed in connection with the Merger. All capitalized terms used and not otherwise defined herein have the meanings provided in the Agreement.

For purposes of this opinion, we have reviewed the Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:

(i) The Merger will be completed in the manner set forth in the Agreement and the Prospectus/Proxy Statement; and

(ii) The representations contained in the letters of representation from First Community and Community Bancorp to us dated [                        ], 2006 and [                        ], 2006, respectively, were true and complete when made and will be true and complete at the Effective Time, in each case without regard to any qualifications as to knowledge, belief or intent.

On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable U.S. federal income tax law which may change prior to the effective date, that:

(1) The Merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

(2) Each of First Community and Community Bancorp will be a party to the reorganization within the meaning of Section 368(b) of the Code;

(3) Neither First Community nor Community Bancorp will recognize gain or loss in the Merger;

(4) No gain or loss will be recognized by stockholders of Community Bancorp who receive shares of First Community common stock in exchange for shares of Community Bancorp common stock in the merger, except with respect to any cash received in the merger instead of fractional share interests in First Community common stock;

(5) The aggregate basis of the First Community common stock received by a stockholder of Community Bancorp in the merger will be the same as such stockholder’s aggregate basis of the Community Bancorp common stock for which it is exchanged, less any basis attributable to fractional share interests in First Community common stock for which cash is received; and

(6) The holding period of First Community common stock received by a stockholder of Community Bancorp in exchange for shares of Community Bancorp common stock in the merger will include the holding period of the Community Bancorp common stock for which it is exchanged.

This opinion is limited to the federal income tax laws of the United States and does not purport to discuss the consequences or effectiveness of the Merger under any other laws. This opinion also does not address the consequences of the application of the mark-to-market rules of the Code, such as those contained in Section 475 of the Code insofar as they relate to a close of a taxable year caused by the Merger. Further, this opinion only addresses the U.S. federal income tax consequences for those Community Bancorp stockholders whose federal income tax consequences are described in the section titled “Material United States Federal Income Tax Considerations of the Merger” in the Prospectus/Proxy Statement, and does not address the U.S. federal income tax consequences for any other Community Bancorp stockholders.

We hereby consent to the reference to us under the heading “Material United States Federal Income Tax Considerations of the Merger” in the Prospectus/Proxy Statement and the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,